Exhibit 10.16

Revolving Credit Facility Contract (7 billion) Dated on September 25, 2020

Borrower	Yoshitsu Co., Ltd
Guarantor	Mei Kanayama
Arranger	MUFG Bank, Mizuho Bank
Co-arranger	Kiraboshi Bank
Agent	MUFG Bank
Lenders and Maximum Amount of the Loan	See followings

Lender	Maximum Loan Amount (JPY)

MUFG Bank

Mizuho Bank

Kiraboshi Bank

Resona　Bank

SMBC Bank

United Overseas Bank

Ashikaga Bank

The Iyo Bank

Chiba Bank

Tokyo Star Bank

SMBC Trust Bank

Kochi Bank

Tokushima Taisho Bank

Kansai Mirai Bank

Musashino Bank

The Kita-Nippon Bank

Toei Credit Bank

SUM

1 billion

1.45 billion

500 million

700 million

600 million

500 million

300 million

300 million

300 million

300 million

300 million

250 million

200 million

100 million

100 million

50 million

50 million

7 billion

Repayment Method: The Borrower pays the principal of the loan in one lump sum on its maturity date.

Purpose: Working Capital

Interest Rate: The interest rate of the JPY TIBOR announced by the JBA TIBOR management organization at 11:00 am or after 11:00 am, which is as close as possible to 11:00 am, two business days before the desired execution date, corresponding to the standard loan period. In addition, if the interest rate is not announced for some reason, the Tokyo Interbank Market will be held at 11:00 am, two business days before the desired execution date, or at the latest time prior to that.

Interest Payment: The borrower pays the total amount of interest calculated by multiplying the principal amount of the individual loan for each lender by the applicable interest rate and the actual number of days of the loan period on the maturity date.

Period: 2020-9-30-2021-9-30

Commitment Fee: Annual rate 0.3%.

Spread Rate: Annual rate 0.7%

Change of the Contract: This contact will not be modified without the written agreement of the Borrower, Guarantor, All Lenders and Agents.

Rights and Obligations of the Lender:

●	The lender lends money to the borrower up to the maximum lending amount of the lender.

●	If the lender violates the lending obligation and does not make an individual loan on the desired execution date, the lender will incur all damages, etc. incurred by the borrower due to the breach of the lending obligation from the borrower. Compensation will be provided as soon as requested. However, compensation for the damages, etc. will be provided based on the interest and other expenses that the borrower would have to pay or would have to pay if the borrower made a separate loan because the individual loan was not made on the desired date of execution. The upper limit is the amount after deducting interest and other expenses that the borrower would have to pay if the individual loan was made on the desired date of execution．

●	Each lender makes its own judgment. Other lenders and agents are not responsible for the lender's judgment or non-execution of individual loans.

●	The lender is entitled to get the information such as the borrower’s operation, financial activities, inventory and loan usage. Lender could require disclosure of Borrower’s financial status.

●	Each of the lenders can cease to lend the loan or withdraw the loan before the due date in the situation caused by Borrower which would be detrimental to the safety of the loan.

●	In the event of a non-lending event for the lender, the agent will immediately notify the borrower, guarantor and all lenders.

●	Increasing costs incurred The lender can claim the burden of the increased costs from the borrower by notifying the borrower through the agent, and if there is such a request, the borrower will be charged with the increased costs by the lender who incurs the additional cost．

●	Based on the consignment of all lenders, the agent exercises the authority that the agent deems normally necessary or appropriate in performing the agent business and exercising authority for all lenders. Agent has no obligations other than those expressly set forth in the terms of this Agreement and is not liable for Lender's failure to fulfill its obligations under this Agreement. In addition, the agent is an agent of the lender and does not act as an agent of the borrower or the guarantor unless otherwise specified.

●	The lender shall notify the agent to request the gathering of the majority lenders if it determines that a reason requiring instructions from the majority lenders stipulated in this contract has occurred.

●	The agent can resign by notifying all lenders, borrowers and guarantors.

●	The lender shall transfer all of the loan claims and other claims based on this agreement only if all the requirements stipulated in the following items are met, unless otherwise provided in this agreement (transfer of a part of the claim is not permitted). In addition, the transferor and the transferee meet the perfection requirement for the transfer and the perfection requirement for the debtor on the transfer date, and in this case, the transferor and the transferee shall immediately notify the guarantor and the agent of the fact of the transfer under the joint name. (1) The claims transferred by the transferee shall be bound by the relevant provisions of this agreement (the transferee shall not bear the loan obligation). (2) The transferee is a qualified transferee．

Rights and Obligations of the Borrower:

●	The borrower may terminate all of the loan obligations or reduce a portion of the total loan limit by notifying the agent 10 business days in advance during the commitment period. When a part of the total maximum loan amount is reduced, the amount related to the reduction shall be 100 million yen or more and an integral multiple of 100 million yen. If a part of the total maximum loan amount is reduced, the maximum loan amount of the lender will be reduced proportionally according to the participation rate of the lender at that time. When the agent receives the notification from the borrower, it notifies the lender without delay. The Borrower cannot revoke the notice and any termination of all lending obligations or partial reduction of the total loan limit shall take effect on the date indicated in the notice upon which the termination or reduction is desired.

●	If the borrower intends to execute this loan, the loan application will be submitted to the agent by noon of three business days before the desired execution date. Indicate your intention to apply for a loan. The loan application is submitted by faxing the loan application and confirming that the agent has received it by telephone.

●	Without the consent of the lender, the borrower may not repay all or part of the principal of the loan before the maturity date．

●	If the borrower and guarantor have delayed the performance of their obligations under this Contract to the lender or agent, the late damages calculated by multiplying the amount of late performance debt by an annual rate of 14% will be paid immediately upon receiving a request from the agent.

●	In order to repay the obligations under this contract, the borrower and the guarantor shall pay by the payment deadline for those with a repayment date in this contract, and those without a repayment date in this contract. Immediately after receiving a request from the agent, the money will be credited to the relevant accounts.

●	The borrower shall not assign the status or rights and obligations under this contract to a third party without the prior consent of all Lenders, Guarantors and Agents. The guarantor neither.

●	Unless all lenders and agents consent in advance to the borrower's or guarantor's obligations under this contract, repayment by a third party other than the borrower (excluding the guarantor) is not permitted.

●	The borrower and guarantor are obliged to keep confidential the contents of the contract.

3